FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
May 6, 2011

First PacTrust Bancorp, Inc. Announces Appointment of Marangal (“Marito”) Domingo as Chief
Financial Officer of First PacTrust Bancorp, Inc. and Pacific Trust Bank

Company Release — 05/06/2011

CHULA VISTA, Calif.—(BUSINESS WIRE)— First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that Marangal (“Marito”) Domingo has entered into an employment agreement with the Company and the Bank under which he will be appointed as Executive Vice President and Chief Financial Officer of the Company and of the Bank with a commencement date of May 6, 2011.

Mr. Domingo has more than 20 years of finance, treasury and capital markets experience. Most recently, Mr. Domingo served as Principal for Decision Advisors LLC, where he provided business strategy and capital markets advice to both financial institutions and investors seeking to invest in banks. From 2006 to 2009, he was Chief Financial Officer and Executive Vice President of Doral Financial Corp, an $8.5 billion diversified banking Company, and of its bank subsidiary, Doral Bank Puerto Rico. While at Doral, Mr. Domingo’s accomplishments included key leadership in the $610 million equity recapitalization of Doral and the restructuring of Doral’s balance sheet and systems for financial reporting. Prior to Doral, Mr. Domingo served as EVP, Finance and Strategy for Countrywide Bank. From 1991 to 2004 he held a variety of positions with Washington Mutual and its predecessor company, American Savings, and last served as EVP, Capital Markets for the Home Loan & Insurance Services Group, responsible for capital markets, finance, market risk management, correspondent lending and conduit operations. After leaving Washington Mutual in 2004, he served as President and CEO of Downey Financial Corporation. Mr. Domingo holds a BA in Economics, a BS in Commerce and an MBA from University of Michigan. Mr. Domingo is a member of the Board of Advisors for ALTA Community Investment Fund and has also served on the Residential Board of Governors of the Mortgage Bankers Association as well as on the Boards of Directors of the National Equity Fund, LA Chamber of Commerce and OC Marathon.

In commenting on Mr. Domingo’s hiring, Hans Ganz, President and CEO of Pacific Trust Bank said “We excited about Marito’s decision to join us as CFO of Pacific Trust Bank. Marito is a successful and highly regarded CFO with deep expertise in financial reporting, capital markets, strategic planning, treasury services and mortgage lending. His broad skill set is expected to benefit the Bank and our parent as we continue in our planned transformation of the Company into a high performing community bank.”

Gregory Mitchell, President and CEO of the Company noted that “Marito is a strong and multi-dimensional CFO with a great track record and strong reputation within the investment and regulatory communities. His skills as a manager, leader and builder of successful business units, as well as his proven skills in capital markets, M&A and portfolio management should be of a great benefit to our staff and shareholders. We are lucky to have Marito and we welcome him and his family to the PacTrust community.”

Mr. Domingo noted: “I am truly excited about the opportunity to work with Mr. Mitchell, Mr. Ganz, the Board of Directors and the rest of the management team at Pacific Trust as we strive to create one of Southern California’s leading community banks. I look forward to leading the finance team and partnering with all our business units as they seek to help us and our customers succeed financially.”

As an inducement material to his entering into employment with the Company and the Bank, Mr. Domingo was granted: (i) 5,000 restricted shares of the Company’s common stock: and (ii) a ten-year option to purchase 80,000 shares of the Company’s common stock at an exercise price per share of $14.48. The restricted shares and the option are scheduled to vest in one-third annual increments on May 6, 2012, 2013 and 2014. The vesting of any then-unvested portion of the option will accelerate if Mr. Domingo’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” as those terms are defined in his employment agreement, and the vesting of any then-unvested restricted shares will accelerate in the event Mr. Domingo’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company). The grant of the restricted stock and the option were approved by the Compensation Committee of the Company’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank operates through ten banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.
Source: First PacTrust Bancorp, Inc.

Contact:
First PacTrust Bancorp, Inc.
Gregory A. Mitchell, President and CEO
619-691-1519 x-4474